UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 30, 2009, Tim Hortons Inc. (the “Corporation”) issued a press release containing financial information regarding its 2009 third quarter results and certain other information. The press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

Dividend. On October 30, 2009, the Corporation also announced that its Board of Directors has approved a Cdn.$0.10 per share regular quarterly dividend. The dividend is payable on December 15, 2009 to shareholders of record on December 1, 2009. The declaration of all future dividends is subject to the Board’s discretion. The full text of the Corporation’s press release issued today regarding its quarterly dividend is attached hereto as Exhibit 99.2 and contains certain tax information relative to the dividend.

Share Repurchase Program. On October 30, 2009, the Corporation also announced that its Board approved the resumption of repurchases under a previously announced share repurchase program, with additional purchases of up to Cdn.$150 million to be made under the resumed program in the fourth quarter of 2009. The Corporation had previously announced that repurchases were deferred as a result of the decision by the board of directors of the Corporation’s predecessor, Tim Hortons Inc., a Delaware corporation (“THI USA”), to proceed with the reorganization of THI USA as a Canadian public corporation. Prior to the decision to defer the program, THI USA spent Cdn.$16.7 million to repurchase approximately 0.6 million common shares during the first quarter of 2009. Further information regarding the share repurchase program is set forth in the press release attached hereto as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated October 30, 2009 regarding the release of quarterly financial results and other information.

Exhibit 99.2	Press release issued by the Corporation dated October 30, 2009 announcing Cdn.$0.10 quarterly dividend.

Exhibit 99.3	Press release issued by the Corporation dated October 30, 2009 announcing the resumption of the 2009 share repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: October 30, 2009	By:	/s/ JILL E. AEBKER
Jill E. Aebker Associate General Counsel and Secretary